UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2009

China Agro Sciences Corp.
(Exact name of registrant as specified in its charter)

Florida	000-49687	33-0961490
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

101 Xinanyao Street, Jinzhou District, Dalian, Liaoning Province, PRC 116100
 (Address of principal executive offices) (zip code)

(212) 232-0120
(Registrant's telephone number, including area code)

–––––––––––––––– Copies to: Richard I. Anslow, Esq. Kristina L. Trauger, Esq. Yarona Liang, Esq. Anslow + Jaclin, LLP 195 Route 9 South, Suite 204 Manalapan, New Jersey 07726 (732) 409-1212
––––––––––––––––

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|   Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
|_|   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)
|_|   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_|   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This current report contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to anticipated future events, future results of operations or future financial performance, including statements regarding our expectations, hopes, intentions or strategies regarding the future. You should not place undue reliance on forward-looking statements. All forward-looking statements included in this current report are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. It is important to note that our actual results could differ materially from those in such forward-looking statements.

The forward-looking statements included herein are necessarily based on various assumptions and estimates and are inherently subject to various risks and uncertainties, including risks and uncertainties relating to the possible invalidity of the underlying assumptions and estimates and possible changes or developments in economic, business, industry, market, legal and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, including customers, suppliers, business partners and competitors and legislative, judicial and other governmental authorities and officials. Assumptions related to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Any of such assumptions could be inaccurate.

EXPLANATORY NOTE

This current report is being filed in connection with a series of transactions consummated by the Company and certain related events and actions taken by the Company.

This current report responds to the following items on Form 8-K:

Item 1.01                      Entry into a Material Definitive Agreement

Item 2.01                      Completion of Acquisition of Assets

Item 3.02                      Unregistered Sale of Equity Securities

Item 5.01                      Changes in Control of Registrant

Item 5.02                      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Item 9.01                      Financial Statements and Exhibits

As used in this current report and unless otherwise indicated, the terms “China Agro”, “CHAS”, the “Company,” the “Registrant,” “we,” “us,” and “our” refer to China Agro Sciences Corp, after giving effect to our acquisition of China HGS Investment Inc., and the related transactions described below, unless the context requires otherwise. Reference to “China” and “PRC” are references to the “People’s Republic of China.” References to “Shaanxi Guangsha Investment” are references to Shaanxi Guangsha Investment and Development Group Co. “HGS” mean “China HGS Investment, Inc.”  References to “RMB” mean “Chinese Renminbi.”

Item 1.01 Entry into a Material Definitive Agreement

On August 21, 2009, China Agro Sciences Corp., (the “Company” or “China Agro” or “CHAS”) a Florida Corporation entered into a Share Exchange Agreement (the “Exchange Agreement”) with China HGS Investment Inc., a corporation formed under the laws of the State of Delaware (“HGS”), and Rising Pilot, Inc., a British Virgin Islands business company which owns 100% issued and outstanding capital stock of HGS (the “HGS Shareholder”). Pursuant to the Agreement, the HGS Shareholder shall exchange all its shares in HGS for the issuance of a total of 14,000,000 shares of common stock of China Agro, representing 69.82% of the outstanding shares of China Agro (the “Share Exchange”). The closing of the transaction (the “Closing”) took place on August 31, 2009 (the “Closing Date”). HGS is a holding company that owns 100% of the equity of Shaanxi Hanguangsha Management and Consultation Limited Company (“Shaanxi HGS”), a corporation organized under the laws of People’s Republic of China. On June 29, 2009, Shaanxi HGS entered into a variable interest entity agreement (the “VIE Agreement”) with Shaanxi Guangsha Investment and Development Group Co., Ltd, a real estate development company established under the laws of the People’s Republic of China (“Shaanxi Guangsha Investment), to manage and operate the business activities of Shaanxi Guangsha Investment. All of the business of Shaanxi Guangsha Investment is currently in China.

The Boards of Directors of each of China Agro and HGS agreed that within 30 days after the Closing of the Share Exchange, China Agro shall enter into an entrusted management agreement with the management of Shaanxi Guangsha Investment, pursuant to which China Agro will issue to Mr. Xiaojun Zhu, CEO of Shaanxi Guangsha Investment and his management team an aggregate of 25,000,000 newly issued shares of common stock of China Agro.

As a further condition of the Share Exchange, the current officers and directors of the Company will resign effective ten (10) days following the filing and mailing of a Schedule 14F-1 and Xiaojun Zhu shall be appointed as the new director and officer of the Company at such time.

On August 30, 2009, Mr. Zhengquan Wang, the Company’s CEO prior to the close of the Share Exchange and three other shareholders entered into an agreement to retire a total of 14,000,000 shares of common stock, $0.001 par value per share, of China Agro effective on August 30, 2009 in exchange for the exclusive right to enter into a certain purchase and sale agreement to spin out the business and operations of Dalian Holding including substantially all the assets and liabilities of Dalian Holding with CHAS.

This transaction is discussed more fully in Section 2.01 of this Current Report.

Item 2.01 Completion of Acquisition of Assets

CLOSING OF THE SHARE EXCHANGE AGREEMENT

As more fully described in Item 1.01, on August 21, 2009, we entered into a Share Exchange Agreement (the “Exchange Agreement”) with HGS and the HGS Shareholder. In the Share Exchange, the HGS Shareholder shall exchange all its shares in HGS for the issuance of a total of 14,000,000 shares of common stock, $0.001 par value per share, of China Agro.

As a result of the closing of the Share Exchange, HGS will become our wholly-owned subsidiary. Our shareholders and directors approved the Share Exchange and the transactions contemplated under the Share Exchange.

Prior to the Share Exchange, Dalian Holding Corp., a Florida corporation and a wholly-owned subsidiary of CHAS (“Dalian Holding”) which owns all the assets of CHAS, assumed all of the liabilities and contingent liabilities of CHAS which existed prior to the Closing of the Share Exchange. Within ninety (90) days of the Closing of the Share Exchange, CHAS shall enter into a certain purchase and sale agreement with Mr. Zhengquan Wang, the Company’s CEO prior to the close of the Share Exchange, to spin out the business and operations of Dalian Holding (the “Spin-Out”) including substantially all the assets and liabilities of Dalian Holding (the “Legacy Business”). Pursuant to such agreement, Mr. Wang shall return 14,000,000 shares of CHAS for the exchange of current Dalian Holding assets and assume all the liabilities of Dalian Holding relating to the Legacy Business, and CHAS shall be released from any and all claims whatsoever with regard to such liabilities, whether such claim is known or unknown to Dalian Holding on the date hereof.  If the Spin-Out is not closed within ninety (90) days of the Closing Date of the Share Exchange, HGS and the HGS Shareholder shall have the right to un-wind and cancel the Share Exchange Agreement, and the Exchange Shares shall be cancelled and the HGS Shares shall be returned to the HGS Shareholder.

Our corporate structure is set forth below:

China Agro Sciences Corp. (China Agro)
100%
China HGS Investment Inc. (A Delaware Company)
outside China
inside China
100%
Shaanxi Hanguangsha Management and Consultation Limited Company (Shaanxi HGS)
Contractual VIE Agreement (1)
Shaanxi Guangsha Investment and Development Group Co., Ltd. (VIE)
Entrusted Management Agreement
Mr. Xiaojun Zhu
CEO of Shaanxi Guangsha Investment

(1) Agreements that provide us with effective control over Shaanxi Guangsha Investment and Development Group Co., Ltd. or the VIE, include a business operations agreement, an exclusive managerial consulting services agreement, an equity pledge agreement, a voting proxy agreement and an exclusive acquiring letter.

Organizational History of China Agro Sciences Corp.

We were incorporated under the name M-GAB Development Corporation in March 2001.  From inception through early 2003, our business was the development, marketing, and distribution of an interactive travel brochure.  On May 16, 2003, we filed an election to be treated as a business development company (“BDC”) under the Investment Company Act of 1940 (the “1940 Act”), which became effective on the date of filing.  As a BDC we never made any investments into eligible portfolio companies.

On March 17, 2006, China Agro Sciences Corp., a Florida corporation formerly known as M-GAB Development Corporation (hereinafter “We” or “China Agro”) entered into an Agreement and Plan of Merger (the “Agreement”) with Dalian Holding Corp., a Florida corporation (formerly known as China Agro Sciences Corp.) (“DHC”).  This transaction closed on May 1, 2006, at which time, in accordance with the Agreement, DHC merged with DaLian Acquisition Corp, a Florida corporation that was our wholly-owned subsidiary (“DaLian”) (the “Merger”).  As a result of the Merger, DaLian merged into DHC, with DHC remaining as the surviving entity and our wholly-owned subsidiary, DaLian, ceased to exist, and we issued 13,449,488 shares of our common stock to the former shareholders of DHC.

Prior to DaLian’s merger with DHC, DHC had acquired all the outstanding common stock of Ye Shun International (“Ye Shun”), a company that owns all the outstanding common stock of DaLian Runze Chemurgy Co., Ltd. (“Runze”).  In the transaction in which DHC acquired all the outstanding common stock of Ye Shun, Ye Shun was determined to be the accounting acquirer.  Ye Shun is a Hong Kong registered enterprise.  Runze is classified by the Chinese government as an enterprise entity with 100% of its capital coming from Hong Kong.  As a result of the Merger, on April 28, 2006, we filed a Form N-54C and terminated our status as a business development company and, through our wholly-owned subsidiary, commenced operations, specializing in the sale and distribution of low toxic pesticides and herbicides, and consequently ceased being a development stage company.  Our only operations are conducted through our wholly-owned subsidiary, which controls the assets of Runze.

Commencing from the fisical year 2007 up to today, we did not have any revenue. This is due to a notice from the Chinese National Environment Bureau that all chemical manufacturing facilities must be located in designed "chemical zones" going forward, and those not located in there now need to be relocated. Our facilities are not presently there, therefore, if we wish to continue to manufacture our products in our own plant, we have to rebuild new facilities in an approved "chemical zone". Based on the location of our current manufacturing plant, our management has determined that our manufacturing plant is of little or no value and the equipment has been categorized as an impaired asset on our current financial statements.

China HGS Investment Inc.

China HGS Investment Inc., a corporation formed under the laws of the State of Delaware, owns 100% of the equity of Shaanxi HGS, a wholly foreign-owned enterprise organized under the laws of People’s Republic of China.

On June 29, 2009, Shaanxi HGS entered into a series of  agreements with Shaanxi Guangsha Investment and Development Group Co., Ltd., a real estate development company established under the laws of People’s Republic of China, to manage and operate the business activities of Shaanxi Guangsha Investment.

Shaanxi Guangsha Investment and Development Group Co., Ltd.

Shaanxi Guangsha Investment was organized in August 1995 as a liability limited company under the laws of The People’s Republic of China. Shaanxi Guangsha Investment is headquartered in city of Hanzhong, Shaanxi Province. Due to rapid growth of the  business, the shareholders of Shaanxi Guangsha Investment has boosted its registered capital twice, once in 2000, from the original registered capital of RMB 2.1 million Yuan (approximately US$0.2 million) up to RMB 30 million Yuan (approximately US$3.6 million) and, again in 2008 to RMB 130 million Yuan (approximately US$17.6 million). As the business expands, Shaanxi Guangsha Investment has set up additional two branch offices separately in Weinan, a municipality county of Shaanxi Province, and Yang county of Hanzhong, in order to conduct and facilitate the project developments in these sites with its headquarter office located at 6 Xinghan Road, 19th Floor, Hanzhong City, Shaanxi Province, in northwestern China. Shaanxi Guangsha Investment is engaged in developing large scale and high quality commercial and residential projects, which typically consist of multi-functional buildings that include multi-layer apartment buildings and office buildings, sub-high-rise apartment buildings or high-rise buildings.

Shaanxi Guangsha Investment also develops small scale commercial and residential properties. Shaanxi Guangsha Investment is aiming at providing middle-income consumers with a comfortable and convenient community life. In addition, it also provides property management as an auxiliary service to its residents. Shaanxi Guangsha Investment acquires development sites primarily through public auctions of government land. This acquisition method allows Shaanxi Guangsha Investment to obtain unencumbered land use rights to unoccupied land without the need for additional work, re-settlement or protracted legal processes to obtain title. As a result, Shaanxi Guangsha Investment is able to commence construction relatively quick after a site for development is acquired.

Business Overview

We conduct substantially all of our business through Shaanxi Guangsha Investment, located in  Hanzhong City, Shaanxi Province. Shaanxi Guangsha Investment was founded by Mr. Xiaojun Zhu, our Chairman and Chief Executive Officer, and commenced operations in 1995 in Hanzhong, a prefecture-level city of Shaanxi Province. Since the initiation of our business, we keep focusing on expanding our business in certain Tier II cities in China which we strategically selected based on a set of criteria. Our selection criteria includes population and urbanization growth rate, general economic condition and growth rate, income and purchasing power of resident consumers, anticipated demand for private residential properties, availability of future land supply and land prices and governmental urban planning and development policies. As of December 31, 2008, we have established operations in two Tier II cities and one county in Hanzhong, Shaanxi Province, comprising of downtown area and west ring road in city of Hanzhong, city of Weinan, a municipality in Shaanxi Province, and Yang county.

Shaanxi Guangsha Investment has become a fast-growing residential real estate developer that focuses on Tier II cities in China. We utilize a standardized and scalable model that emphasizes rapid asset turnover, efficient capital management and strict cost control. We are currently ranked No.1 among all property developers in city of Hanzhong in terms of market shares and contracted sales of residential units for the years of 2007 and 2008, according to statistics prepared by the Bureau of Real Estate Management in Hanzhong. Since 2001, we have planed to expand into strategically selected Tier II cities and even some smaller counties with real estate development potential in Shaanxi Province, and expect to benefit from rising residential housing demand as a result of increasing income levels of consumers and growing populations.

As of now, there are three projects under construction and planning with a total GFA (Gross Floor Area) of 398,438 square meters. Our Weinan project was completed in June 2008, with a total GFA of 103,727 square meters, and all units of Weinan Projects were sold already as of December 31, 2008. For the past two years ended December 31, 2007 and 2008, our revenues were approximately $12.2 million and $22.2 million, respectively, representing an increase of  80.88% year-to year. Our net income for each of those two years was $4.8 million and $8.3 million, respectively, representing an increase of 71.4% from year 2007 to year 2008.

We intend to continue our expansion into additional selected Tier II cities and counties as suitable opportunities arise. We will expand to more selected target Tier II cities including cities in Sichuan Province and other Tier II cities in Shaanxi Province which we are surveying for expansion in the near future. The following map illustrates the geographic locations of our current operations,

Real Estate Industry Overview

General

Since early 2000s, the real estate industry in China has been transitioning from an arranged system controlled by the PRC government to a more market-oriented system. At the present, although the Chinese government still owns all urban land in China, the land use rights with terms up to 70 years can be granted to, and owned or leased by, private individuals and companies. A large and active market in the private sector has developed for sales and transfers of land use rights which were initially granted by the Chinese government. All property units built on such land belong to private developers for the term of period indicated. The recent transition in terms of real estate industry structure in China has also fostered the development of real estate-related businesses, such as property development, property management and real estate agencies.

The real estate industry in China, like elsewhere, is highly influenced by the domestic macroeconomic environment. The significant growth of Chinese economy during the past decade, has led to a significant expansion of its real estate industry. This expansion has been supported by other factors, including increasing urbanization, growing personal affluence, as well as the emergence of the mortgage lending market. The following table sets forth selected statistics for the overall real estate industry in mainland China for the periods indicated.

[
Source: China Statistic Year Book

Under a recently-enacted PRC Property Rights Law, which became effective on October 1, 2007, the term of the land use rights for residential land may be automatically renewed upon expiration. We expect this new law to encourage further growth in the PRC residential property market.

Increasing Urbanization in China

The urban population in China has grown significantly in the past 10 years, creating higher demand for housing in many cities. The following table sets forth China’s urban population, total population and urbanization rates for periods indicated.

Source:	China Statistical Yearbook

The Real Estate Property Market in China

The following table sets forth selected statistics regarding the real estate property market in China for the periods indicated.

[
Source: China Statistical Yearbook

In the years of 2008 and 2009, the city of Hanzhong has won such titles as Sanitory City, Garden City and Civilized City. Hanzhong is going to strengthen the position of tourism in its economic and social development by making the most of its advantage as a historical and cultural city. The following sets forth an overview of Hanzhong and its surrounding areas, the Tier II city and counties in which we operate our business:

Hanzhong and surrounding areas, Shaanxi Province

Hanzhong is located in the southwestern part of the Shaanxi province, in the center of the Hanzhong Basin, on the Han River, near the Sichuan border. According to the China City Statistical Yearbook, Hanzhong had a population of about 4 million as of December 31, 2005. The table below sets forth selected economic statistics and real estate industry data during the periods indicated.

Source:	China City Statistical Yearbook; China Real Estate Statistics Yearbook; Shaanxi Statistical Yearbook

Recent Government Policies

The PRC government has announced on several occasions in recent years that its policy towards the development of the real estate industry is to promote healthy and sustainable growth, which includes encouraging the development of more low-to-medium priced housings. Since 2004, amidst growing concerns of overheating in the real estate industry, particularly in Tier I cities where average property prices have risen by more than 20% through 2001 to 2005, the PRC government has introduced a series of measures intended to slow growth in both property demand and supply and discourage speculation in the residential property market.

Land Allocation and Real Estate Development

In May 2005, the Ministry of Construction and other relevant Chinese government authorities jointly issued the Notice Regarding Stabilizing Property Prices, which was followed by a set of implementation measures, including:

●	the imposition of a charge on land that remains undeveloped for one year from the commencement date specified in the relevant government land grant contract;

●	the cancellation of land use rights for land that remains undeveloped for two years from the specified commencement date;

●	the revocation of approval for projects that fail to comply with relevant planning permits;

●	a ban on the grant of land use rights for the construction of villas; and

●
a restriction on the grant of land use rights for the construction of other types of luxury residential properties. A restriction on the grant of land use rights for the construction of other types of luxury residential

Pre-Sales and Sales

In real estate development business, it is a convention that developers start to market and offer their properties before the construction are completed. Like other developers, we pre-sell properties prior to the completion of the construction. Under PRC pre-sales regulations, property developers must satisfy specific conditions before they can pre-sell their properties that are under construction. These mandatory conditions include:

• the land premium must have been paid in full;

• the land use rights certificate, the construction site planning permit, the construction work planning permit and the construction permit must have been obtained;

• at least 25% of the total project development cost must have been incurred;

• the progress and the expected completion and delivery date of the construction must be fixed;

• the pre-sale permit must have been obtained; and

• the completion of certain milestones in the construction processes must be specified by the local government authorities.

These mandatory conditions are designed to require a certain level of capital expenditure and substantial progress in project construction before the commencement of pre-sales. Generally, the local governments also require developers and property purchasers to have standard pre-sale contracts prepared under the auspices of the government. Developers are required to file all pre-sale contracts with local land bureaus and real estate administrations after entering into such contracts.

After-sale Services and Delivery

We assist customers in arranging for and providing information related to financing. We also assist our customers in various title registration procedures related to their properties, and we have set up an ownership certificate team to assist purchasers to obtain their property ownership certificates. We offer various communication channels to customers to facilitate customer feedback collection. We also cooperate with property management companies that manage our properties and ancillary facilities, to handle customer feedback.

We endeavor to deliver the units to our customers on a timely basis. We closely monitor the progress of construction of our property projects and conduct pre-delivery property inspections to ensure timely delivery. The time frame for delivery is set out in the sale and purchase agreements entered into with our customers, and we are subject to penalty payments to the purchasers for any delay in delivery caused by us. Once a property development has been completed, has passed the requisite government inspections and is ready for delivery, we will notify our customers and hand over keys and possession of the properties.

Marketing and Distribution Channel

As of August 2009, we maintain a marketing and sales force for our development projects with 60 personnel specializing in marketing and sales. We also train and use outside real estate agents to market and increase the public awareness of our products, and spread the acceptance and influence of our brand. However, we still majorly let our own sales force represents our brand and project rather than rely on third party brokers or agents, for the reason that we believe our own dedicated sales representatives are better motivated to serve our customers and to control our property pricing and selling expenses.

Our marketing and sales teams work closely with each other in order to determine the appropriate advertising and selling plans for a particular project. We develop public awareness through our marketing and advertising efforts and also referrals from our satisfied customers. We utilize our customer relationship management system to track customer profiles to forecast future individual requirements and general demand for our products. This allows us to have real-time information on the status of individual customer transactions and the vacancy of product types for each project, and to anticipate the product preferences of current and future customers. We mainly develop customer awareness through advertising.

As for advertisement, we use various advertising media to market our property developments, including newspapers, magazines, television, radio, e-marketing and outdoor billboards. We also participate in real estate exhibitions to enhance our brand name and promote our property developments.

The majority of our customers purchase our properties using mortgage financing. Under current PRC law, the minimum down payment is 30% of the total purchase price for the purchase of the first self-use residential unit with total GFA of 90 square meters or more on all existing units and those yet to be completed, and a down payment of 20% on the first residential units for self use with total GFA of under 90 square meters. The loan-to-value of the mortgage loan is also subject to change according to the economic policies of the central and local governments and banks in China of where the applicants apply for the mortgage loan.

A typical sales transaction usually consists of three steps. First, the customer pays a deposit to us. Within seven days after paying the deposit, the customer will sign a purchase contract with us and make down payment to us in cash. After making the down payment, the customer arranges for a mortgage loan for the balance of the purchase price. Once the loan is approved, the mortgage loan proceeds are paid to us directly by the bank. Finally, we deliver the property to the customer. Legal title, as evidenced by a property ownership certificate issued by local land and construction bureaus, will be delivered to the customer in 12 months.

As is customary in the property industry in China, we provide guarantees to mortgagee banks in respect of the mortgage loans provided to the purchasers of our properties up until completion of the registration of the mortgage with the relevant mortgage registration authorities. Guarantees for mortgages on residential properties are typically discharged when the individual property ownership certificates are issued. In our experience, the issuance of the individual property ownership certificates typically takes six to 12 months, so our mortgage guarantees typically remain outstanding for up to 12 months after we deliver the underlying property.

Our Markets

We currently operate in three local markets in Shaanxi Province — downtown area of Hanzhong, city of Weinan, and Yang county in city of Hanzhong.

The following table sets forth our projects and the total GFA in each location indicated as of August 2009:

	Yang Xian	Central Plaza	Nan Da Street	Mingzhu Real Estate
Properties under construction	72,476	N/A	21,950	37,015
Properties under planning	246,471	N/A	20,526	N/A
Completed projects	N/A	103,727	N/A	212,053
Total number of projects	3	3	2	1
Total GFA (m2)	318,947	103,727	42,476	249,068
(1) The amounts for ‘‘total GFA’’ in this table and elsewhere in this statement are the amounts of total saleable residential GFA and are derived on the following basis:
• for properties that are sold, the stated GFA is based on the sales contracts relating to such property;
• for unsold properties that are completed or under construction, the stated GFA is calculated based on the detailed construction blueprint and the calculation method approved by the PRC government for saleable GFA, after necessary adjustments; and
• for properties that are under planning, the stated GFA is based on the land grant contract and our internal projection.

We intend to seek attractive opportunities to expand into additional Tier II cities and counties. Our selections are based on certain criteria, including economic growth, per capita income, population, urbanization rate as well as availability of suitable land supply and local residential property market conditions.

Suppliers

In China, the supply of land is controlled by the government. Generally, there are two ways the Company usually applies to acquire the land use right.

● Purchase by auction held by the Land Consolidation and Rehabilitation Center;
● Purchase by auction held by court under bankruptcy proceedings;

In 2005, the company acquired the land of a bankrupted company, Weinan Chemical Company which covers an area of 80 acres. After the acquisition, the company started the construction of Lijing Garden Projects, and finished all 3 projects of Lijing Garden in June 2008. In May 2008, the company successfully acquired a land covering 236 acres through bidding on an auction held by the local Land Consolidation and Rehabilitation Center of Yang County. After the acquisition, the company started the construction of Yangzhou Garden Projects on the acquired land, and as of December 31, 2008, all projects of Yangzhou Garden were still under construction.

In July 2008, the company acquired the land of another bankrupted company, Hanzhong Energy Company which covers an area of 30 acres in city of Hanzhong. After the acquisition, the company started the construction of Qinju Garden Projects on the acquired land, and as of December 31, 2008, all projects of Yangzhou Garden were still under construction. In 2009, the company successfully acquired another land covering 180 acres through bidding on an auction held by the local Land Consolidation and Rehabilitation Center of Hanzhong City. After the acquisition, the company started the construction of Mingzhu Garden Projects on the acquired land, and as of December 31, 2008, all projects of Yangzhou Garden were still under construction.

All such purchases of land are required to be reported to and authorized by the Xi’an Bureau of Land and Natural Resources. As to the real estate project design and construction services, the Company typically selects the lowest-cost provider based on quality ensured through an open bidding process. Such service providers are numerous in China and the Company foresees no difficulties in securing alternative sources of services as needed.

Intellectual Property

The Company currently has no registered intellectual property.

We rely on a combination of trademarks, service marks, domain name registrations, copyright protection and contractual restrictions to establish and protect our brand name and logos, marketing designs and internet domain names.

We have registered the trademark of “汉中广厦” and the associated logo for the real estate related service in the PRC. We have also applied the same trademark for other goods and services directly or indirectly related to our business operations, to strengthen the protection of our trademark and brand.

Competition

The real estate industry in China is highly competitive. In Tier II cities which we focus on, the markets are relatively more fragmented than Tier I cities. We compete primarily with local and regional property developers and an increasing number of large national property developers who have also started to enter these markets. Competitive factors include the geographical location of the projects, the types of products offered, brand recognition, price, designing and quality. In the regional markets which we operate, our major competitors include Wanbang Real Estate Development Co. Ltd., and other national real estate developers who have also started their projects in the local markets.

Nationally, there are numerous companies that have real estate projects across China. There are 79 housing and land development companies listed on the Shanghai, Shenzhen and Hong Kong Stock Exchanges. However, such companies usually undertake large scale projects and are unlikely to compete with Guangsha for business as the Company targets small to medium sized projects in Tier II cities and counties.

In the regional market, the Company’s only direct competitor with likely market shares in market is Wanbang Real Estate Development Co. Ltd. This company generally undertakes medium and small scale projects. By the end of December, 2008, Wanbang had developed realty about 600 acres across Hangzhong city and other counties surrounding. As of December 31, 2008, Wanbang had about 200,000 square meters of construction area.

The demonstration graph set forth below describes the market shares ownership structure as of December 2008 in terms of real estate industry field in city of Hanzhong, Shaanxi Province:
Competitive Strengths:

We believe the following strengths allow us to compete effectively in regional real estate development industry:

Well Positioned to Capture Opportunities in Tier II Cities and Counties.

As the ascend intendancy in consumer disposable income and urbanization rates, a growing middle-income consumer market was emerged consequently, driving demand of affordable and high quality  housing in many cities across northwest China. We focus on building large communities of modern, mid-sized residential properties for this market segment and have accumulated substantial knowledge and experience about the residential preferences and demands of mid-income customers. We believe we can leverage our experience to capture the growth opportunities in the markets.

Standardized and Scalable Business Model.

Our business model focuses on a standardized property development process designed for rapid asset turnover. We break up the overall process into well-defined stages and closely monitor costs and development schedules through each stage. These stages include (i) identifying land, (ii) pre-planning and budgeting, (iii) land acquisition, (iv) detail project design, (v) construction management, (vi) pre-sales, sales and (vii) after-sale service. We commence pre-planning and budgeting prior to the land acquisition, which enables us to acquire land at costs that meet our pre-set investment targeted returns and to quickly begin the development process upon acquisition. Our enterprise resource planning enables us to collect and analyze information on a real-time basis throughout the entire property development process. We utilize our customer relationship management system to track customer profiles and sales to forecast future individual preferences and market demand.

Experienced Management Team Supported by Trained and Motivated Workforce.

Our CEO and founder Mr. Xiaojun Zhu has experience in real estate industry over 15 years. Mr. Zhu gained considerable strategic planning and business management expertise in the past decade. Our management and workforce are well-trained and motivated. Employees receive on-going training in their areas of specialization at our head office in Hanzhong. In addition, we have adopted broad performance-based stock incentive plans, which we believe will further enable us to retain and motivate the workforce, and also attract new talent to facilitate our rapid expansion.

Guangsha is also an "AAA Enterprise in Shaanxi Construction Industry" as recognized by the Credit Association of Agricultural Bank of China, Shaanxi Branch.

Employees

We currently have 87 full-time staff and employees.
Department	Headcount
Management	15
Accounting staff	5
Sales and marketing staff	60
Administrative	7
Total	87

Strategies

Our goal is to become the leading residential property developer focused on China’s Tier II cities by implementing the following strategies:

Continue Expanding in Selected Tier II Cities. We believe that Tier II cities present development opportunities that are well suited for our scalable business model of rapid asset turnover. Furthermore, Tier II cities currently tend to be in an early stage of market maturity and have fewer large national developers. We believe that the fragmented market and relative abundance of land supply in Tier II cities, as compared to Tier I cities, offer more opportunities for us to generate attractive margins and we also believe that our given experience afford us the opportunity to emerge as a leading developer in these markets. In the near future, we plan to enter into other Tier II cities that have:

● Increasing urbanization rate and population growth;

● High economic growth and increasing individual income; and

● Sustainable land supply for future developments

We plan to continue to closely monitor our capital and cash positions and carefully manage our cost for land use rights, construction costs and operating expenses. We believe that we will be able to use our working capital more efficiently by adhering to prudent cost management, which will help to maintain our profit margins. When selecting a property project for development, we will continue to follow our established internal evaluation process, including utilizing the analysis and input of our institutional shareholders and choosing third-party contractors through a tender process open only to bids which meet our budgeted costs.

Our Property Development Operations

We have a systematic and standardized process to project development, which we implement through several well-defined phases. One critically significant portion of our process is land acquisition process, which is segmented into three stages: (i) opportunity identification, (ii) initial planning and budgeting and (iii) land acquisition. The following diagram sets forth the key stages of our property development process.

Our Property Projects

Overview

We offer the following three main types of real estate property products:

● multi-layer apartment buildings, which are typically six stories or less and normally require 200 to 270 days to construct after we obtain the related construction permit;

● sub-high-rise apartment buildings, which are typically seven to 11 stories and normally require 300 to 370 days to construct after we obtain the related construction permit; and

● high-rise apartment buildings, which are typically 12 to 33 stories and normally require 500 to 900 days to construct after we obtain the related construction permit.

Our projects are in one of the following three stages:

● completed projects, comprising projects that the construction of which has been completed;

● properties under construction, comprising properties that the construction permits have been obtained;

● properties under planning, comprising properties that we have entered into land grant contracts and are in the process of obtaining the required permits to begin construction.

Completed Projects

The following table sets forth each of our completed projects as of December 31, 2008.

Project Name	Location	Type of Projects	Completion Date	Total GFA(1) square meters	Total Number of Unit	Number of Sold Units
Weinan Lijing Garden – Project I	Weinan	Multi-layer	April 2005	44,373	31	31
Weinan Lijing Garden – Project II	Weinan	Multi-layer	December 2006	55,390	39	39
Weinan Lijing Garden – Project III	Weinan	Multi-layer	June 2008	3,964	3	3
Total				103,727	73	73
(1) The amounts for “total GFA” in this table are the amounts of total saleable residential GFA and are derived on the following basis:
• for properties that are sold, the stated GFA is based on that sales contracts relating to such property;
• for unsold properties that are completed, the stated GFA is calculated based on the detailed construction blueprint and the calculation method approved by the PRC government for saleable GFA, after necessary adjustments;
• for properties that are under planning, the stated GFA is based on the land grant contract and our internal projections.

Properties under Construction and Properties under Planning

The following table sets forth each of our properties currently under construction or planning as of December 31, 2008:

Projects under Construction	Location	Type of Projects	Actual or Estimated Construction time	Actual or Estimated Pre-sale Commencement Date	Total GFA(1) (square meters)	Total Number of Units	Number of Pre-sold Units
Yang Xian	Yang County	Multi-layer	July 2008	October 2007	72,476	34	3
Nan Da Street	Hanzhong City	M/S	May 2008	February 2007	21,950	4	2.5
Mingzhu Real Estate	Hanzhong City	M/S/H	January 2007	December 2006	37,015	6	6
Subtotal					131,441	44	11.5
Projects under Planning
Yang Xian Project IV	Yang County	M/S/H	2009 or 2010	N/A	246,471	73	N/A
Nan Da Street Project II	Hanzhong City	M/S/H	2010	N/A	20,526	18	N/A
Subtotal					266,997	91
Total					398,438	135	11.5
(1) The amounts for “total GFA” in this table are the amounts of total saleable residential GFA and are derived on the following basis:
• for properties that are sold, the stated GFA is based on that sales contracts relating to such property;
• for unsold properties that are completed, the stated GFA is calculated based on the detailed construction blueprint and the calculation method approved by the PRC government for saleable GFA, after necessary adjustments;
• for properties that are under planning, the stated GFA is based on the land grant contract and our internal projections.

Quality Control

We emphasize quality control to ensure that our buildings and residential unit meet our standards and provide high quality service. We select only experienced design and construction companies. We, through our contracts with contraction contractors, provide customers with warranties covering the building structure and certain fittings and facilities of our property developments in accordance with the relevant regulations. To ensure construction quality, our construction contracts contain quality warranties and penalty provisions for poor work quality. In the event of delay or poor work quality, the contractor may be required to pay pre-agreed damages under our construction contracts. Our construction contracts do not allow our contractors to subcontract or transfer their contractual arrangements with us to third parties. We typically withhold   2% of the agreed construction fees for two to five years after completion of the construction as a deposit to guarantee quality, which provides us assurance for our contractors’ work quality.

Our contractors are also subject to our quality control procedures, including examination of materials and supplies, on-site inspection and production of progress reports. We require our contractors to comply with relevant PRC laws and regulations, as well as our own standards and specifications. We set up a profile for each and every unit constructed and monitor the quality of such unit throughout its construction period until its delivery. We also employ independent surveyors to supervise the construction progress. In addition, the construction of real estate projects is regularly inspected and supervised by PRC governmental authorities.

Environmental Matters

As a developer of property in the PRC, we are subject to various environmental laws and regulations set by the PRC national, provincial and municipal governments. These include regulations on air pollution, noise emissions, as well as water and waste discharge. We in the past have never paid any penalties associated with the breach of any such laws and regulations. Compliance with existing environmental laws and regulations has not had a material adverse effect on our financial condition and results of operations, and we do not believe it will have such an impact in the future.

Our projects are normally required to undergo an environmental impact assessment by government-appointed third parties, and a report of such assessment needs to be submitted to the relevant environmental authorities in order to obtain their approval before commencing construction. Upon completion of each project, the relevant environmental authorities inspect the site to ensure the applicable environmental standards have been complied with, and the resulting report is presented together with other specified documents to the relevant construction administration authorities for their approval and record. Approval from the environmental authorities on such report is required before we can deliver our completed work to our customers. In the past, we have not experienced any difficulties in obtaining those approvals for commencement of construction and delivery of completed projects.

Legal Proceedings

We are not aware of any pending or threatened legal proceedings, in which we are involved. In addition, we are not aware of any pending or threatened legal proceedings in which entities affiliated with our officers, directors or beneficial owners are involved.

RISK FACTORS

Risks Relating to Our Business

If we are unable to successfully manage our expansion into other Tier II cities, we will not be able to execute our business plan.

Historically, our business and operations have been concentrated in Hanzhong City and other surrounding counties. If we are unable to successfully develop and sell projects outside Hanzhong City, our future growth may be limited and we may not generate adequate returns to cover our investments in these Tier II cities. In addition, as we expand our operations to Tier II cities with higher land prices, our costs may increase, which may lead to a decrease in our profit margin.

We require substantial capital resources to fund our land use rights acquisition and property developments, which may not be available.

Property development is capital intensive. Our ability to secure sufficient financing for land use rights acquisition and property development depends on a number of factors that are beyond our control, including market conditions in the capital markets, the PRC economy and the PRC government regulations that affect the availability and cost of financing for real estate companies.

In addition, the People’s Bank of China, or the PBOC, has increased the reserve requirement ratio for commercial banks several times since July 5, 2006, raising it from 7.5% as of that date to the current 13.5%. The reserve requirement ratio refers to the amount of funds that banks must hold in reserve against deposits made by their customers. These increases in the reserve requirement ratio have reduced the amount of commercial bank credit available to businesses in China, including us.

We may be unable to acquire desired development sites at commercially reasonable costs.

Our revenue depends on the completion and sale of our projects, which in turn depends on our ability to acquire development sites. Our land use rights costs are a major component of our cost of real estate sales and increases in such costs could diminish our gross margin. In China, the PRC government controls the supply of land and regulates land sales and transfers in the secondary market. As a result, the policies of the PRC government, including those related to land supply and urban planning, affect our ability to acquire, and our costs of acquiring, land use rights for our projects. In recent years, the government has introduced various measures attempting to moderate investment in the property market in China.

Although we believe that these measures are generally targeted at the luxury property market and speculative purchases of land and properties, we cannot assure you that the PRC government will not introduce other measures in the future that adversely affect our ability to obtain land for development. We currently acquire our development sites primarily by bidding for government land. Under current regulations, land use rights acquired from government authorities for commercial and residential development purposes must be purchased through a public tender, auction or listing-for-sale. Competition in these bidding processes has resulted in higher land use rights costs for us. We may also need to acquire land use rights through acquisition, which could increase our costs. Moreover, the supply of potential development sites in any given city will diminish over time and we may find it increasingly difficult to identify and acquire attractive development sites at commercially reasonable costs in the future.

We provide guarantees for the mortgage loans of our customers which expose us to risks of default by our customers.

We pre-sell properties before actual completion and, in accordance with industry practice, and our customers’ mortgage banks require us to guarantee our customers’ mortgage loans. Typically, we provide guarantees to PRC banks with respect to loans procured by the purchasers of our properties for the total mortgage loan amount until the completion of the registration of the mortgage with the relevant mortgage registration authorities, which generally occurs within six to 12 months after the purchasers take possession of the relevant properties. In line with what we believe to be industry practice, we rely on the credit evaluation conducted by mortgagee banks and do not conduct our own independent credit checks on our customers. The mortgagee banks typically require us to maintain, as restricted cash, 5% to 10% of the mortgage proceeds paid to us as security for our obligations under such guarantees.

If a purchaser defaults on its payment obligations during the term of our guarantee, the mortgagee bank may deduct the delinquent mortgage payment from the security deposit. If the delinquent mortgage payments exceed the security deposit, the banks may require us to pay the excess amount. If multiple purchasers default on their payment obligations at around the same time, we will be required to make significant payments to the banks to satisfy our guarantee obligations. If we are unable to resell the properties underlying defaulted mortgages on a timely basis or at prices higher than the amounts of our guarantees and related expenses, we will suffer financial losses.

We rely on third-party contractors.

Substantially all of our project construction and related work are outsourced to third-party contractors. We are exposed to risks that the performance of our contractors may not meet our standards or specifications. Negligence or poor work quality by any contractors may result in defects in our buildings or residential units, which could in turn cause us to suffer financial losses, harm our reputation or expose us to third-party claims. We work with multiple contractors on different projects and we cannot guarantee that we can effectively monitor their work at all times.

Although our construction and other contracts contain provisions designed to protect us, we may be unable to successfully enforce these rights and, even if we are able to successfully enforce these rights, the third-party contractor may not have sufficient financial resources to compensate us. Moreover, the contractors may undertake projects from other property developers, engage in risky undertakings or encounter financial or other difficulties, such as supply shortages, labor disputes or work accidents, which may cause delays in the completion of our property projects or increases in our costs.

We may be unable to complete our property developments on time or at all.

The progress and costs for a development project can be adversely affected by many factors, including, without limitation:

●	delays in obtaining necessary licenses, permits or approvals from government agencies or authorities;

●	shortages of materials, equipment, contractors and skilled labor;

●	disputes with our third-party contractors;

●	failure by our third-party contractors to comply with our designs, specifications or standards;

●	difficult geological situations or other geotechnical issues;

●	onsite labor disputes or work accidents; and

●	natural catastrophes or adverse weather conditions.

Any construction delays, or failure to complete a project according to our planned specifications or budget, may delay our property sales, which could harm our revenues, cash flows and our reputation.

Changes of laws and regulations with respect to pre-sales may adversely affect our cash flow position and performance.

We depend on cash flows from pre-sale of properties as an important source of funding for our property projects and servicing our indebtedness. Under current PRC laws and regulations, property developers must fulfill certain conditions before they can commence pre-sale of the relevant properties and may only use pre-sale proceeds to finance the construction of the specific developments.

Our results of operations may fluctuate from period to period.

Our results of operations tend to fluctuate from period to period. The number of properties that we can develop or complete during any particular period is limited due to the substantial capital required for land acquisition and construction, as well as the lengthy development periods required before positive cash flows may be generated. In addition, several properties that we have developed or that are under development are large scale and are developed in multiple phases over the course of one to several years. The selling prices of the residential units in larger scale property developments tend to change over time, which may impact our sales proceeds and, accordingly, our revenues for any given period.

We rely on our key management members.

We depend on the services provided by key management members. Competition for management talent is intense in the property development sector. In particular, we are highly dependent on Mr. Xiaojun Zhu, our founder, Chairman and Chief Executive Officer. We do not maintain key employee insurance. In the event that we lose the services of any key management member, we may be unable to identify and recruit suitable successors in a timely manner or at all, which will adversely affect our business and operations. Moreover, we need to employ and retain more management personnel to support our expansion into other Tier II cities on a much larger geographical scale. If we cannot attract and retain suitable human resources, especially at the management level, our business and future growth will be adversely affected.

Increases in the price of raw materials may increase our cost of sales and reduce our earnings.

Our third-party contractors are responsible for procuring almost all of the raw materials used in our project developments. Our construction contracts typically provide for fixed or capped payments, but the payments are subject to changes in government-suggested steel prices. The increase in steel prices could result in an increase in our construction cost. In addition, the increases in the price of raw materials, such as cement, concrete blocks and bricks, in the long run could be passed on to us by our contractors, which will increase our construction cost. Any such cost increase could reduce our earnings to the extent we are unable to pass these increased costs to our customers.

Any unauthorized use of our brand or trademark may adversely affect our business.

We own trademarks for “汉中广厦”, in the form of Chinese characters and our company logo. We rely on the PRC intellectual property and anti-unfair competition laws and contractual restrictions to protect brand name and trademarks. We believe our brand, trademarks and other intellectual property rights are important to our success. Any unauthorized use of our brand, trademarks and other intellectual property rights could harm our competitive advantages and business. Historically, China has not protected intellectual property rights to the same extent as the United States, and infringement of intellectual property rights continues to pose a serious risk of doing business in China. Monitoring and preventing unauthorized use is difficult. The measures we take to protect our intellectual property rights may not be adequate. Furthermore, the application of laws governing intellectual property rights in China and abroad is uncertain and evolving, and could involve substantial risks to us. If we are unable to adequately protect our brand, trademarks and other intellectual property rights, our reputation may be harmed and our business may be adversely affected.

We may fail to obtain, or may experience material delays in obtaining necessary government approvals for any major property development, which will adversely affect our business.

The real estate industry is strictly regulated by the PRC government. Property developers in China must abide by various laws and regulations, including implementation rules promulgated by local governments to enforce these laws and regulations. Before commencing, and during the course of, development of a property project, we need to apply for various licenses, permits, certificates and approvals, including land use rights certificates, construction site planning permits, construction work planning permits, construction permits, pre-sale permits and completion acceptance certificates. We need to satisfy various requirements to obtain these certificates and permits. To date, we have not encountered serious delays or difficulties in the process of applying for these certificates and permits, but we cannot guarantee that we will not encounter serious delays or difficulties in the future. In the event that we fail to obtain the necessary governmental approvals for any of our major property projects, or a serious delay occurs in the government’s examination and approval progress, we may not be able to maintain our development schedule and our business and cash flows may be adversely affected.

We may forfeit land to the PRC government if we fail to comply with procedural requirements applicable to land grants from the government or the terms of the land use rights grant contracts.

According to the relevant PRC regulations, if we fail to develop a property project according to the terms of the land use rights grant contract, including those relating to the payment of land premiums, specified use of the land and the time for commencement and completion of the property development, the PRC government may issue a warning, may impose a penalty or may order us to forfeit the land. Specifically, under current PRC law, if we fail to commence development within one year after the commencement date stipulated in the land use rights grant contract, the relevant PRC land bureau may issue a warning notice to us and impose an idle land fee on the land of up to 20% of the land premium. If we fail to commence development within two years, the land will be subject to forfeiture to the PRC government, unless the delay in development is caused by government actions or force majeure. Even if the commencement of the land development is compliant with the land use rights grant contract, if the developed GFA on the land is less than one-third of the total GFA of the project or the total capital invested is less than one-fourth of the total investment of the project and the suspension of the development of the land continues for more than one year without government approval, the land will also be treated as idle land and be subject to penalty or forfeiture. We cannot assure you that circumstances leading to significant delays in our development schedule or forfeiture of land will not arise in the future. If we forfeit land, we will not only lose the opportunity to develop the property projects on such land, but may also lose all past investments in such land, including land premiums paid and development costs incurred.

Any non-compliant GFA of our uncompleted and future property developments will be subject to governmental approval and additional payments.

The local government authorities inspect property developments after their completion and issue the completion acceptance certificates if the developments are in compliance with the relevant laws and regulations. If the total constructed GFA of a property development exceeds the GFA originally authorized in the relevant land grant contracts or construction permit, or if the completed property contains built-up areas that do not conform with the plan authorized by the construction permit, the property developer may be required to pay additional amounts or take corrective actions with respect to such non-compliant GFA before a completion acceptance certificate can be issued to the property development.

Our failure to assist our customers in applying for property ownership certificates in a timely manner may lead to compensatory liabilities to our customers.

We are required to meet various requirements within 90 days after delivery of property, or such other period contracted with our customers, in order for our customers to apply for their property ownership certificates, including passing various governmental clearances, formalities and procedures. Under our sales contract, we are liable for any delay in the submission of the required documents as a result of our failure to meet such requirements, and are required to compensate our customers for delays. In the case of serious delays on one or more property projects, we may be required to pay significant compensation to our customers and our reputation may be adversely affected.

We are subject to potential environmental liability.

We are subject to a variety of laws and regulations concerning the protection of health and the environment. The particular environmental laws and regulations that apply to any given development site vary significantly according to the site’s location and environmental condition, the present and former uses of the site and the nature of the adjoining properties. Environmental laws and conditions may result in delays, may cause us to incur substantial compliance and other costs and can prohibit or severely restrict project development activity in environmentally-sensitive regions or areas. Although the environmental investigations conducted by local environmental authorities have not revealed any environmental liability that we believe would have a material adverse effect on our business, financial condition or results of operations to date, it is possible that these investigations did not reveal all environmental liabilities and that there are material environmental liabilities of which we are unaware. We cannot assure you that future environmental investigations will not reveal material environmental liability. Also, we cannot assure you that the PRC government will not change the existing laws and regulations or impose additional or stricter laws or regulations, the compliance of which may cause us to incur significant capital expenditure.

We have never paid cash dividends and is not likely to do so in the foreseeable future.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

As a public company, we will have significant additional requirements for enhanced financial reporting and internal controls. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

We cannot assure you that we will not, in the future, identify areas requiring improvement in our internal control over financial reporting. We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth. If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock.

Lack of experience as officers of publicly-trade companies of our management team may hinder our ability to comply with Sarbanes-Oxley Act.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance staff in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the Sarbanes-Oxley Act’s internal controls requirements, we may not be able to obtain the independent auditor certifications that Sarbanes-Oxley Act requires publicly-traded companies to obtain.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC, has required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risk Relating to the Residential Property Industry in China

The PRC government may adopt further measures to curtail the overheating of the property sector.

Along with the economic growth in China, investments in the property sectors have increased significantly in the past few years. In response to concerns over the scale of the increase in property investments, the PRC government has introduced policies to curtail property development. We believe the following regulations, among others, significantly affect the property industry in China.

The PRC government’s restrictive regulations and measures to curtail the overheating of the property sector could increase our operating costs in adapting to these regulations and measures, limit our access to capital resources or even restrict our business operations. We cannot be certain that the PRC government will not issue additional and more stringent regulations or measures, which could further slow down property development in China and adversely affect our business and prospects.

We are heavily dependent on the performance of the residential property market in China, which is at a relatively early development stage.

The residential property industry in the PRC is still in a relatively early stage of development. Although demand for residential property in the PRC has been growing rapidly in recent years, such growth is often coupled with volatility in market conditions and fluctuation in property prices. It is extremely difficult to predict how much and when demand will develop, as many social, political, economic, legal and other factors, most of which are beyond our control, may affect the development of the market. The level of uncertainty is increased by the limited availability of accurate financial and market information as well as the overall low level of transparency in the PRC, especially in Tier II cities which have lagged in progress in these aspects when compared to Tier I cities.

The lack of a liquid secondary market for residential property may discourage investors from acquiring new properties. The limited amount of property mortgage financing available to PRC individuals may further inhibit demand for residential developments.

We face intense competition from other real estate developers.

The property industry in the PRC is highly competitive. In the Tier II cities we focus on, local and regional property developers are our major competitors, and an increasing number of large state-owned and private national property developers have started entering these markets. Many of our competitors, especially the state-owned and private national property developers, are well capitalized and have greater financial, marketing and other resources than we have. Some also have larger land banks, greater economies of scale, broader name recognition, a longer track record and more established relationships in certain markets. In addition, the PRC government’s recent measures designed to reduce land supply further increased competition for land among property developers.

Competition among property developers may result in increased costs for the acquisition of land for development, increased costs for raw materials, shortages of skilled contractors, oversupply of properties, decrease in property prices in certain parts of the PRC, a slowdown in the rate at which new property developments will be approved and/or reviewed by the relevant government authorities and an increase in administrative costs for hiring or retaining qualified personnel, any of which may adversely affect our business and financial condition. Furthermore, property developers that are better capitalized than we are may be more competitive in acquiring land through the auction process. If we cannot respond to changes in market conditions as promptly and effectively as our competitors, or effectively compete for land acquisition through the auction systems and acquire other factors of production, our business and financial condition will be adversely affected.

In addition, risk of property over-supply is increasing in parts of China, where property investment, trading and speculation have become overly active. We are exposed to the risk that in the event of actual or perceived over-supply, property prices may fall drastically, and our revenue and profitability will be adversely affected.

PRC economic, political and social conditions as well as government policies can affect our business.

The PRC economy differs from the economies of most developed countries in many aspects, including:

●	political structure;

●	degree of government involvement;

●	degree of development;

●	level and control of capital reinvestment;

●	control of foreign exchange; and

●	allocation of resources.

The PRC economy has been transitioning from a centrally planned economy to a more market-oriented economy. For more than two decades, the PRC government has implemented economic reform measures emphasizing utilization of market forces in the development of the PRC economy. Although we believe these reforms will have a positive effect on China’s overall and long-term development, we cannot predict whether changes in the PRC economic, political and social conditions, laws, regulations and policies will have any adverse effect on our current or future business, financial condition or results of operations.

Changes in foreign exchange regulations may adversely affect our results of operations.

We currently receive all of our revenues in RMB. The PRC government regulates the conversion between RMB and foreign currencies. Over the years, the government has significantly reduced its control over routine foreign exchange transactions under current accounts, including trade and service related foreign exchange transactions, payment of dividends and service of foreign debt. However, foreign exchange transactions by our PRC subsidiaries under capital accounts continue to be subject to significant foreign exchange controls and require the approval of, or registration with, PRC governmental authorities. There can be no assurance that these PRC laws and regulations on foreign investment will not cast uncertainties on our financing and operating plans in China. Under current foreign exchange regulations in China, subject to the relevant registration at SAFE, we will be able to pay dividends in foreign currencies, without prior approval from SAFE, by complying with certain procedural requirements. However, there can be no assurance that the current PRC foreign exchange policies regarding debt service and payment of dividends in foreign currencies will continue in the future. Changes in PRC foreign exchange policies might have a negative impact on our ability to service our foreign currency-denominated indebtedness and to distribute dividends to our shareholders in foreign currencies.

Interpretation of PRC laws and regulations involves uncertainty.

Our core business is conducted within China and is governed by PRC laws and regulations. The PRC legal system is based on written statutes, and prior court decisions can only be used as a reference. Since 1979, the PRC government has promulgated laws and regulations in relation to economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade, with a view to developing a comprehensive system of commercial law, including laws relating to property ownership and development. However, due to the fact that these laws and regulations have not been fully developed, and because of the limited volume of published cases and the non-binding nature of prior court decisions, interpretation of PRC laws and regulations involves a degree of uncertainty. Some of these laws may be changed without being immediately published or may be amended with retroactive effect. Depending on the government agency or how an application or case is presented to such agency, we may receive less favorable interpretations of laws and regulations than our competitors, particularly if a competitor has long been established in the locality of, and has developed a relationship with, such agency. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. All these uncertainties may cause difficulties in the enforcement of our land use rights, entitlements under its permits, and other statutory and contractual rights and interests.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

China only recently has permitted provincial and local economic autonomy and private economic activities, and, as a result, we are dependent on our relationship with the local government in the province in which we operate our business. Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Future inflation in China may inhibit our activity to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has been more moderate since 1995, high inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Government regulations on environmental matters in China may adversely impact on our business.

Our manufacturing operations are subject to numerous laws, regulations, rules and specifications relating to human health and safety and the environment. These laws and regulations address and regulate, among other matters, wastewater discharge, air quality and the generation, handling, storage, treatment, disposal and transportation of solid and hazardous wastes and releases of hazardous substances into the environment. In addition, third parties and governmental agencies in some cases have the power under such laws and regulations to require remediation of environmental conditions and, in the case of governmental agencies, to impose fines and penalties. We make capital expenditures from time to time to stay in compliance with applicable laws and regulations.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

 The PRC historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. We may have difficulty establishing adequate management, legal and financial controls in the PRC.

Risks Relating to our Securities

Our Common Stock has not been registered under the Act, and cannot be sold without registration under the Act or any exemption from registration.

Our securities should be considered a long-term, illiquid investment. Our Common Stock has not been registered under the Act, and cannot be sold without registration under the Act or any exemption from registration. In addition, our Common Stock is not registered under any state securities laws that would permit their transfer. Because of these restrictions and the absence of an active trading market for the securities, a shareholder will likely be unable to liquidate an investment even though other personal financial circumstances would dictate such liquidation.

We may be subject to the penny stock rules which will make the shares of our common stock more difficult to sell.

We may be subject now and in the future to the SEC’s “penny stock” rules if our shares of common stock sell below $5.00 per share. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer's confirmation.

In addition, the penny stock rules require that prior to a transaction; the broker dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for shares of our common stock. As long as our shares of common stock are subject to the penny stock rules, the holders of such shares of common stock may find it more difficult to sell their securities.

Our shares of common stock are very thinly traded, and the price if traded may not reflect our value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future.

Our shares of common stock are very thinly traded, and the price if traded may not reflect our value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. The market liquidity will be dependent on the perception of our operating business and any steps that our management might take to bring us to the awareness of investors. There can be no assurance given that there will be any awareness generated. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business. If a more active market should develop, the price may be highly volatile. Because there may be a low price for our shares of common stock, many brokerage firms may not be willing to effect transactions in the securities. Even if an investor finds a broker willing to effect a transaction in the shares of our common stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of such shares of common stock as collateral for any loans.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

Forward-Looking Statements

The following discussion may contain certain forward-looking statements. Such statements are not covered by the safe harbor provisions. These statements include the plans and objectives of management for future growth of the Company, including plans and objectives related to the consummation of acquisitions and future private and public issuances of the Company's equity and debt securities. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this report will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

The words “we,” “us” and “our” refer to the Company. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward-looking statements.” Actual results could differ materially from those projected in the forward looking statements as a result of a number of risks and uncertainties, including but not limited to: (a) limited amount of resources devoted to achieving our business plan; (b) our failure to implement our business plan within the time period we originally planned to accomplish; (c) our strategies for dealing with negative cash flow; and (d) other risks that are discussed in this report or included in our previous filings with the Securities and Exchange Commission.

Overview

We conduct substantially all of our business through Shaanxi Guangsha Investment and Development Group Co., Ltd, in Hanzhong, Shaanxi Province. All of our businesses are conducted in mainland China. We were found by Mr. Xiaojun Zhu, our Chairman and Chief Executive Officer and commenced operations in 1995 in Hanzhong, a prefecture-level city of Shaanxi Province. Since the initiation of our business, we keep focusing on expanding our business in certain Tier II cities in China which we strategically selected based on a set of criteria. Our selection criteria includes population and urbanization growth rate, general economic condition and growth rate, income and purchasing power of resident consumers, anticipated demand for private residential properties, availability of future land supply and land prices and governmental urban planning and development policies. As of December 31, 2008, we have established operations in two Tier II cities and one county in Hanzhong, Shaanxi Province, comprising of downtown area and west ring road in city of Hanzhong, city of Weinan, a municipality in Shaanxi Province, and Yang County.

We are a fast-growing residential real estate developer that focuses on Tier II cities in China. We utilize a standardized and scalable model that emphasizes rapid asset turnover, efficient capital management and strict cost control. We are currently ranked No.1 among all property developers in city of Hanzhong in terms of market shares and contracted sales of residential units for the years of 2007 and 2008, according to statistics prepared by the Bureau of Real Estate Management in Hanzhong. Since 2001, we have planed to expand into strategically selected Tier II cities and even some counties with real estate development potential in Shaanxi Province, and expect to benefit from rising residential housing demand as a result of increasing income levels of consumers and growing populations. We currently have operations in two Tier II cities and one county in Shaanxi Province, comprising of downtown area and west ring road in city of Hanzhong, Shaanxi Province, city of Weinan, a municipality in Shaanxi Province, Yang county of Hanzhong, in Shaanxi Province.

As of now, there are three projects under construction and planning with a total GFA (Gross Floor Area) of 398,438 square meters. Our Weinan project was completed in June 2008, with a total GFA of 103,727 square meters, and all units of Weinan Projects were sold already by December 31, 2008. For the six months ended June 30, 2009 and 2008, our revenues were about $901,029 and $6,906,700 respectively, representing a decrease of $6,005,671. For the past two years ended December 31, 2007 and 2008, our revenues were approximately $12.2 million and $22.2 million, respectively, representing an increase of  80.8% from year to year. Our net income for each of those two years was $4.8 million and $8.3 million, respectively, representing an increase of 71.4% from year 2007 to year 2008.

We intend to continue our expansion into additional selected Tier II cities and counties as suitable opportunities arise. We will expand to more selected target Tier II cities including cities in Sichuan Province and other Tier II cities in Shaanxi Province which we are surveying for expansion in the near future.

Results of Operations – For the Six months ended June 30, 2009 and 2008

Revenues

In line with the provisions of SFAS No.66, we recognize revenue from the sale by the full accrual method at the time of the closing of each individual unit sale. This occurs when title to or possession of the property is transferred to the buyer.

The following table summarizes the component of the Company’s development properties, and situation of sales for the period indicated.

6 Months ended June 30,
2009			2008
Project	Revenue	Customer deposits	Project	Revenue	Customer deposits
Mingzhu real estate	$901,029	$10,652,142	Weinan project	$89,010	$19,868,222
Yang Xian		$6,819,076	Mingzhu real estate	$6,817,690	$5,051,630
Total	$901,029	$17,471,218		$6,906,700	$24,919,851

During the 6 months period ended June 30, 2009, the company generated revenue from sales of development properties of $901,029. The total sales are all attributable to the delivery of Mingzhu Real Estate of $901,029. For the same period of the previous year , the company has generated revenue of $6,906,700 from its sales, which consisted of $6,817,690 from Mingzhu Project and $ 89,010 from Weinan Project.  All earnings of presales from our customers were accounted for customer deposits. As soon as the revenue recognitions are met, the company will debit all deposits liabilities to the revenue.

Total revenues for the six months ended June 30, 2009 were $901,029, compared to that of $6,906,700 for the six months ended June 30, 2008, represents a decrease of $6,005,671 or 666%.  The decrease in revenue was primarily due to the completion of our Mingzhu project Phrase I  in the first half of year 2008 and most of our existing projects were still under construction in the first half of year 2009. Therefore, our revenues for the six months ended June 30, 2009 was significantly lower compared with the same period of 2008.

Total GFA recognized for revenue was approximately 43,320 square feet for the first half of 2009, compared to 383,446 square feet for the first half of 2008. The average selling price per square meter recognized for revenue was approximately RMB￥1,421 per square meters or US$20.8 per square feet for the second quarter of 2008, compared to RMB￥1,230 per square meters or US$18.1 per square feet for the first quarter of 2008 and second quarter of 2007, respectively.

The number of our recognized revenue does not  sufficiently indicate the whole picture of our business. However, in real estate business, both seasonal fluctuations in transactions and industry cyclicality have affected, and are likely to continue to affect our business and our quarterly results of operations. We generally experience relatively low volume of real estate transactions during the first half year due to the cold weather and the Chinese New Year holiday, while the third and fourth quarters are typically the strongest period for our real estate sales activities.

Cost of Revenues

Our cost of revenues decreased by 467% or $ 2,848,944 from $3,457,922 for the six months ended June 30, 2008 to $608,978 for the same period in 2009. The decrease is primarily due to the decreased sales volume for the six months ended June 30, 2009, as we had sold out most of our completed units in 2008 and many new units were still under construction.

The following table set forth a breakdown for cost of revenues for the period indicated.

	For the six months ended June 30,
	2009		2008
	US$	Percentage	US$	Percentage
Land use rights costs	$137,020	22.5%	$527,679	15.26%
Construction costs	$471,958	77.5%	$2,930,243	84.74%
Total Costs of real estate sales	$608,978		$3,457,922

Our total cost of revenues for the six months ended June 30, 2009 primarily consist of cost of sales from development property of Mingzhu Real Estate, of which the average price was $20.8 per square feet. For the six months ended June 30, 2008, our total cost of revenues of $3,457,922 included the costs for both Mingzhu Projects and Weinan Projects. Cost of revenue as a percentage of total revenue for the six months ended June 30, 2009 was 68%, higher than the cost ratio of 50% for the six months ended June 30, 2008. The higher cost to revenue ratio was primarily caused by the higher average cost per square feet of the land we acquired. The average cost per square feet of Weinan project was about $9.0, whereas that of Mingzhu real estate was about $13.6. This difference was mainly due to the location.

Gross Profit

Our gross profit for the six months ended June 30, 2009 decreased to $292,051 from gross profit of $3,448,778 for the same period of the year 2008. The decrease of our gross profit is in proportion to  the decrease of our sales volume, recognized revenue and cost of sales..

The following table sets forth the gross margin of each of our Projects for the indicated period.

For the six months ended June 30, 2009			For the six months ended June 30, 2008
Project	Gross Profit	Gross Margin	Project	Gross Profit	Gross Margin
Mingzhu real estate	$292,051	32.4%	Weinan Project	$53,282	41.2%
			Mingzhu Real Estate Project	$3,395,496	50.0%

However, the above figures did not sufficiently indicate our overall gross profit level. For those uncompleted development properties, we don’t recognize revenue upon receiving payment from our customers, instead we accounted it for customer deposits liabilities, once all conditions of profit recognition are meet; we will then recognize those customer deposits as our revenues.

Operating Expenses

Selling and Distribution Expenses

Selling and distribution expenses increased by $33,672, or 52%, to $98,822 for the six month ended June 30, 2009 from $65,150 for the six months ended June 30, 2008. The increase in our selling express was primarily due to the increase of our advertising expenses as we continued to enhance our marketing efforts. For the six months ended June 30, 2009, we incurred advertising costs of $42,540, representing an increase of $13,592 or 47% as compared to the same period for the year 2008.

Our selling, general and administrative expenses primarily consist of compensation and benefits for our corporate office employees expenses incurred in promoting our brand and services, costs of outsource professional services. In connection with the expansion of our business and our effort to become a publicly traded company, we expect that our selling, general and administrative expenses will increase in the near term as we may hire additional personnel and incur additional costs.

As of June 30, 2009, we had 60 full time sales and marketing personnel including 45 representing our properties in city of Hanzhong, 10 representing properties in Yang Xian and 5 representing properties in Weinan. We expect our selling and marketing expense to increase in the near future as we increase our sales efforts, launch more projects and target new markets to expand our operations.

General and Administrative Expenses

Our General and administrative expenses principally include:

● Staff salaries and benefits;
●Traveling and entertainment expenses;
● Professional fees, such as audit and legal fees, and
● Other associated fees.

Our general and administrative expenses were $272,364 for the six months ended June 30, 2009, representing an increase of $117,877 or 76.3% as compared to $154,486 for the six months ended June 30, 2008. Although our revenues for the six months ended June 30, 2009 was significantly lower than that of the same period for 2008, our SG&A expenses did not vary a lot as we tend to maintain same level of staffs and our expenses are relatively stable compared to the variation in revenues.

We expect that our general and administrative expenses will remain stable as we expand our business and operations. However, as a result of going public, the Company will likely be subject to the rules and regulations of United States securities laws, and corporate governance and internal controls. We believe that we will need to hire more personnel as our business continues to grow, and we believe that we will need to incur additional such costs in the near future.

Net Income or Loss

We incurred net loss of $133,558 for the six months ended June 30, 2009, whereas for the same period the year 2008, we had net income of $3,188,836. This was primarily caused by the significant decrease in sales volume and recognized revenues for the six months ended June 30, 2009.

Although we are having negative net operating results for the six months ended June 30, 2009. The accretion on our selling, general, and administrative expenses was an attempt to promote our future sales and to meet the requirements for being as a publicly traded company. And in the same time, we are still working on more projects development. We believe in the near future, we are able to turn the table and generate considerable net income instead of incurring net loss. In the second half of 2009, we expect to recognize much more revenue from the sales of our completed development properties.

Liquidity and Capital Resource

Our principal sources of liquidity were primarily generated from our operations. Borrowing from banks is limited. As of June 30, 2009, the company had $21,696,974 in working capital, a decrease of only $99,313 or 0.5% as compared to that of December 31, 2008.

As of June 30, 2009 and December 31, 2008, the balance of advance to vendors was $5,597,760 and $0, respectively. Our advances to vendors consist of balances paid to contractors and vendors for services and materials that have not been provided or received and generally relate to the development and construction of residential units in China. We review advances to vendors are reviewed periodically to determine whether their carrying value has become impaired. We consider the assets to be impaired if the collectability of the services and materials become doubtful.

For the six months ended June 30, 2009, we launched new properties including Mingzhu Real Estate Project V and Project VI which are all account for our current assets. In addition to the increase in the amount of current asset as of June 30, 2009, our increasing customer deposits and other payable have partly offset the increase of our working capital level. As of June 30, 2009, our customer deposits were totaled $17,471,218, representing an increase of $6,808,488 or 63.8% as compared to $10,662,730 as of December 31, 2008.

The following table set forth our customer deposits account amount for the indicated period,

	Balance As of
	June 30, 2009	December 31, 2008
Customer deposits
Minzhu	$10,652,142	$9,305,514
Yangxian	6,819,076	1,357,216

Total	$17,471,218	$10,662,730

Our other payable as of June 30, 2009 was $2,554,683, representing an increase of $1,147,991 or 81.6% as compared to $1,406,691 as of December 31, 2008. Our other payable was contract deposit and bidding deposit. Since we are having more development properties under construction, the contract deposit  increased accordingly. The deposit rate is fixed.

Based on our current operating plan, we believe that existing working capital balances, as well as cash inflow stream forecast by management to be generated by operations will be sufficient to meet our capital requirements for our current operations, despite the fact that our operations have produced negative cash flow of $14,935 for the six months ended June 30, 2009. For the six months ended June 30, 2008, we generated positive cash flow from operations with $1,316,389. We carry relatively little inventories including properties under construction and construction completed, plus very little accounts receivable level. We expect our marketing activities will turn our operations to a positive cash inflows for the second half of 2009.

In order to fully implement our business plan, however, we may need to require capital contributions far in excess of our current asset value. Our expectation, therefore, is that we will seek to access the capital markets in both the U.S. and China to obtain the funds we require. At the present time, however, we do not have commitments of funds from any source.

The following table presents selected cash flow data from our cash flow statements for the periods indicated.

	For the six months ended June 30,
	2009	2008
Net cash provided by (used in) operating activities	(14,935)	1,316,389
Net cash provided by (used in) investing activities	-	(321,848)
Net cash provided by (used in) financing activities	(58,539)	-
Effect of exchange rate change on cash and cash equivalents	(537)	125,638
Net increase in cash and cash equivalents	(74,011)	1,120,179
Cash and cash equivalents, beginning balance	425,692	1,522,051
Cash and cash equivalents, ending balance	$351,681	$2,642,230

Operating Activities

Net cash used in operating activities amounted to $14,934 for the six months ended June 30, 2009, primarily due to (i) an increase in real estate property development of $3,626,977 as a result of the launch of new development properties in the six months ended June 30, 2009, and (ii) an increase in advance to vendors by $5,595,780 as a result of our efforts of maintaining good relationship with our development contractors.

Investing Activities

For the six months ended June 30, 2009, we did not have any investing activities. So there was no cash outflow generated from investing activities during the six months ended June 30, 2009.

Financing Activities

Our financing activities primarily consist of repayments of short term loan and collections from related parties. Net cash used in financing activities amounted to $58,539 for the six months ended June 30, 2009 primarily due to the repayment we made as to our short term loan.

The following table described our short term loan structure for the indicated period.

	Balance As of
	June 30, 2009	December 31, 2008

a) Loan payable to Hanzhong City Credit bank	$731,990	$732,869
1 year term from 7/24/2008 to 7/20/2009
a fixed interest rate of 0.8925% per month

b) Loan payable to Hanzhong City Credit bank		58,630
Term from 12/26/2008 to 3/26/2009
a fixed interest rate of 0.6268% per month

c) Loan payable to Hanzhong City Credit bank	87,839	87,944
One year term from 12/26/2008 to 10/26/2009
a fixed interest rate of 0.6268% per month

Total	$819,829	$879,443

Future Development

In the coming future, the Company plans to acquire the use and construction right of a land of 1000 mu where the local government allocated as the land use for airport. Since the rearrangement of the city landscape, Hanzhong local government made their decision to target another piece of land as the site of airport, so that the land of 1000 mu will be available to the public and real estate developers through bidding on an auction, according to the local government’s Land Consolidation and Rehabilitation Center.

We will commence landscape design and construction after the acquisition of the land. The projects will cover the whole site of area, containing multi-layer buildings, sub-high-rise buildings high-rise buildings, and has a central garden, a children’s playground, a community center and substantial area of greenery. After the acquisition, we will also consider to build one kindergarten, and a clubhouse inside our community.

Off-Balance Sheet Arrangements

Neither us, nor any of our subsidiaries has any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on their financial condition or results of operations.

Results of Operations – For the Years ended December 31 of 2008 and 2007

Revenues

In line with the provisions of SFAS No.66, we recognize revenue from the sale by the full accrual method at the time of the closing of each individual unit sale. This occurs when title to or possession of the property is transferred to the buyer.
Our revenues are all derived from our sale of real estate. Real estate sales represent revenues from the sales of properties we developed. Sales tax is a one-time tariff which consists of a business tax at the rate of 5%, an urban construction tax at the rate of 7% and an education surcharge at the rate of 3%. Total sales tax amounted to $1,566,790, $866,211for 2008 and 2007, respectively, representing an increase of  80.9% from year to year, mainly because of the increase of our revenue.

	For the Years ended December 31,
	2008			2007
	Project	Revenue	Percentage	Project	Revenue	Percentage
	Weinan Project I	$1,585,868	7.1%	Weinan Project I	$344,337	2.8%
	Weinan Project II	$5,610,288	25.2%	Weinan Project II	$5,308,974	43.2%
	Weinan Project III	$896,995	4.0%	Central Plaza	$2,411,431	19.6%
	Nan Da Street	$422,020	1.9%
	Mingzhu Real Estate	$13,729,476	61.8%	Mingzhu Real Estate	$4,233,400	34.4%
Total Revenue		$22,244,647	100%		$12,298,142	100%

For the past two years ended December 31, 2007 and 2008, our revenues were $12,298,142 and $22,244,647, respectively, representing an increase of $ $9,946,505 or 80.8%. The increase in our sales from the year of 2007 to 2008 is primarily because we recognized revenues from sales of three additional projects including Weinan projects II and III , Nan Da Street Project and Mingzhu Real Estate. The following table sets forth a breakdown of our revenues for the periods indicated.

The following table set forth the price per square meter and cost for each of our projects for the indicated period.

For the Years ended December 31,
2008					2007
Project	Average Price (per square feet)	Average Cost (per square feet)	Revenue	% of Revenue	Project	Average Price (per square feet)	Average Cost (per square feet)	Revenue	% of Revenue
Weinan	$19	$9	$8,093,151	36.3%	Weinan	$20	$9	$5,653,311	46.0%
Mingzhu Real Estate	$18	$9	$13,729,476	61.8%	Mingzhu Real Estate	$21	$11	$4,233,400	34.4%
Nan Da Street	$34	$20	$422,020	1.9%	Central Plaza	$19	$9	$2,411,431	19.6%
Total			$22,244,647	100%				$12,298,142

Cost of real estate sales

The following table sets forth a breakdown of our cost of revenues for the periods indicated.

	For the Years ended December 31,
	2008		2007
	US$	Percentage	US$	Percentage
Land use rights costs	2,247,333	18.75%	854,456	13.24%
Construction costs	9,738,440	81.25%	5,599,139	86.76%
Total Costs of real estate sales	11,985,773		6,453,595

Our costs of real estate sales consist primarily of land use rights costs and construction costs. Costs of real estate sales are capitalized and allocated to development projects using the specific identification method. Costs are recorded based on the ratio of the sales value of the relevant units completed and sold to the estimated total project sales value, multiplied by the total project costs

Land use rights costs. Land use rights costs include the land premium we pay to acquire land use rights for our property development sites, plus taxes. Our land use rights costs vary for different projects according to the size and location of the site and the minimum land premium set for the site, all of which are influenced by government policies, as well as prevailing market conditions. Our land use rights costs for the year ended December 31, 2008 is $ 2,247,333, representing an increase of $  1,392,877 or 163% compared to that of the year ended December 31, 2007. Our land use rights costs have increased in the past few years due to rising property prices in Hanzhong and increased competition from other bidders at government land auctions.

Construction costs. We outsource the construction of all of our projects to third party contractors, whom we select through a competitive tender process. Our construction contracts provide a fixed payment which covers substantially all labor, materials, equipment costs, subject to adjustments for some types of excess, such as design changes during construction or changes in government-suggested steel prices. Our construction costs consist primarily of the payments to our third-party contractors, which are paid over the construction period based on specified milestones. In addition, we purchase and supply a limited range of fittings and equipment, including elevators, window frames and door frames. Our construction costs for the year ended December 31, 2008 is $  9,378,440  representing an increase of $  4,139,301 or  74%  compared to that of the year ended December 31, 2007. As the construction costs ratio changed very little from 2007 to 2008.

Although total cost of real estate sales surged by 85% or $5,532,178 to $11,985,773 for the year ended December 31, 2008, compared to $6,453,595 of the year ended December 31, 2007, total cost of sales as a percentage of revenue for the year ended December 31, 2008 basically remains stable compared to that of the prior year.

Gross Profit

Gross profit increased by $4,414,327, or 75.5%, to $10,258,874 for the year ended December 31, 2008 from $5,844,547 for the year ended December 31, 2007, due to the cumulative effect in terms of sales volume of the foregoing factors. The gross margin of our projects is normally in the range of 40% to 55%. Our gross margin decreased to 46.1% for the year ended December 31, 2008 from 47.5% for the year ended December 31, 2007. The decrease was primarily contributed to higher land costs.

The following table sets forth the gross margin of each of our Projects for the indicated period.

	For the Years ended December 31,
	2008			2007
	Project	Gross Profit	Gross Margin	Project	Gross Profit	Gross Margin
	Weinan Project I	$719,704	49.3%	Weinan Project I	$149,620	45.8%
	Weinan Project II	$2,608,282	50.5%	Weinan Project II	$2,677,133	52.2%
	Weinan Project III	$436,029	52.8%
	Nan Da Street Project	$159,929	50.1%	Central Plaza	$1,218,317	53.2%
	Mingzhu Real Estate	$6,334,930	41.2%	Mingzhu Real Estate	$1,801,477	44.8%
Total Revenue		$10,258,874	46.1%		$5,844,547	47.5%

Operating Expenses

Selling and Distribution Expenses

Selling and distribution expenses decreased by $63,221, or 24.8%, to $254,541 for the year ended December 31, 2008 from $317,762 for the year ended December 31, 2007. Although there were a few new launches of our projects as well as the increased level of marketing activities in an effort to promote our realty properties, our selling and distribution expenses oveally fell 24.8% to $254,541 as compared to the prior year because we rely mainly  on our own sales force which allowed us to effectively manage our marketing expenses level. During the year ended December 31, 2007, in addition to using our own marketing force, we have also taken advantage of outsourced marketing efforts to introduce our properties located in Weinan, in an effort to broaden the local awareness of our brand and to gain more public acceptance in the region.

Our selling and distribution expenses include:

● Advertising and promotion expenses, such as billboard and other physical advertising cost, and costs associated with our showrooms and model apartments;
● Staff costs, which primarily consist of salaries and sales commissions;
● Other related expenses.

As of December 31, 2008 we employed 60 full time sales and marketing personnel including 45 representing our properties in city of Hanzhong, 10 representing properties in Yang Xian and 5 representing properties in Weinan. We expect our selling and marketing expense to increase in the near future as we increase our sales efforts, launch more projects and target new markets to expand our operations.

General and Administrative Expenses

For the year ended December 31, 2008, our general and administrative expenses were $1,395,764, representing an increase of $984,341 or 239%, as compared to the general and administrative expenses for the year ended 2007. The increase is primarily due to the expenses incurred in connection with going public and related consulting services during the year of 2008.

Our General and administrative expenses principally include:

● Staff salaries and benefits;
●Traveling and entertainment expenses;
● Professional fees, such as audit and legal fees, and
● Other associated fees.

We expect that general and administrative expenses will increase as we expand our business and operations. In addition, as a result of going public, the Company will subject to the rules and regulations of United States securities laws, and corporate governance and internal controls. We believe that we will need to hire more personnel as our business continues to grow, and we believe that we will need to incur additional such costs in the near future.

Net Income

We realized $8,337,496 in net income for the year ended December 31, 2008, a  71.4% or $3,473,168 increase as compared to $4,864,329 for the year ended December 31, 2007. The increase was in line with the increased sales volume for the respective periods. We expect to experience the ongoing positive trend in our financial performance to continue into the fiscal year 2009 and through fiscal year 2010.

For the years ended December 31, 2007 and 2008, in accordance with the provisions of the PRC tax law, the local tax authority of Hanzhong City concluded a deemed profit method which is a better measure of income tax liability for companies in the real estate industry located in that Shaanxi and some other provinces of China.

Liquidity and Capital Resources

To date, we have financed our operations primarily through cash flows from operations, borrowings from banks are limited. As of December 31, 2008, the Company had $21,796,287 in working capital, an increase of $14,593,966 as compared to the prior year. The increase was primarily due to the increase of our real estate property under development associated with the effect of the decrease of our customer deposits. Real estate property under development for the year ended December 31, 2008 was $25,343,311, an increase of $5,939,604 or 30.6% as compared to that of prior year.

Customer deposits were decreased by $12,769,364 or  119% to $10,662,730, as compared to the prior year. Cash and cash equivalents were $ 425,692 as of December 31, 2008, a decrease of  257% or   $1,096,359 from $  1,522,051 as of December 31, 2007. The decrease was primarily due to net cash outflows from operating and investing activities for the year ended December 31, 2008. In addition to $25,343,311 in real estate property under development and $ 425,692 in cash and cash equivalents as well as $668,256 in restricted cash, the other significant portion of our current working capital for the year ended December 31, 2008, consists of $8,924,353 from real estate property completed. The following table presents selected cash flow data from our cash flow statements for the periods indicated.

	For the Years ended December 31,
	2008	2007
Net cash provided by (used in) operating activities	(876,358)	(411,346)
Net cash provided by (used in) investing activities	(735,492)	85,532
Net cash provided by (used in) financing activities	439,722	(263,014)
Effect of exchange rate change on cash and cash equivalents	75,769	114,454
Net increase (decrease) in cash and cash equivalents	(1,096,359)	(474,372)
Cash and cash equivalents, beginning balance	1,522,051	1,996,423
Cash and cash equivalents, ending balance	$425,692	$1,522,051

Based on our current operating plan, we believe that existing cash and cash equivalents balances, as well as cash forecast by management to be generated by operations will be sufficient to meet our working capital and capital requirements for our current operations. Despite that our operations have produced negative cash flow, with $ 0.87 million for the year ended December 31, 2008, as a company involved in real estate industry, we have launched a few more property development in 2008, and we believe a positive cash flow from operating will be generated in the coming 2009 and throughout 2010 as a result. However, there can be no assurance that any additional financing will be needed on acceptable terms.

Operating Activities

Net cash used in operating activities was $ 876,358 during the year ended December 31, 2008, as compared to $ 411,346  used  in operating activities for the prior year. The negative cash flow reflects the combined effect of the increase of $4,514,152 in our real estate property under development and a decrease of $14,131,710 in customer deposits for the year ended December 31, 2008 as compared to that of the prior year.

Despite the net income of $8,337,496 that we generated during the year ended December 31, 2008, our operations in that period reduced our cash position by about $1,096,359. This disparity occurred primarily because the amount that we applied to raise in our real estate property under development plus the amount that reduced in customer deposit, which adds up to about $18.6 million, fully offset the amount that we collected on our loans to outside parties, $3.9 million plus the amount that we collected back on our completed real estate properties $4.2 million and the amount of our net income $8.3 million. This offset enabled us to implement our business plan and have more properties under development.

Net cash used in operating activities during the year ended December 31, 2008 reflected substantial increases in real estate property under construction during the period, and a decrease in our customer deposits. The decrease in customer deposits was attributable to recognition of the related amounts as revenues after meeting all conditions of revenue recognition method. Net cash  used in operating activities for the year ended December 31, 2007 was  $411,346, primarily attributable to cash paid to the amount we realized in the sales of our completed real estate properties. The following table set forth a real estate property breakdown by project for the period indicated:

	As of December
	2008	2007
Development completed
Mingzhu real estate	$1,758,143	$8,702,906
Weinan project	-	3,672,342
Central Plaza	7,166,210	-
Real Estate property development completed	$8,924,353	$12,375,248

Under development:
Mingzhu real estate	$10,462,855	$8,080,019
Weinan project	-	118,353
Central Plaza	-	6,042,897
Nan Da Street	6,124,271	5,162,437
Yang Xian	8,756,185	-
Real Estate property under development	$25,343,311	$19,403,706

Investing Activities

Net cash used in investing activities was $735,492 during the year ended December 31, 2008, which was primarily attributable to $755,931 we used in purchasing fixed assets for the period. Net cash used in investing activities was partially countered by the amount of $20,439 we realized from sales of our fixed assets. The fixed assets we purchased during 2008 mainly include vehicles and replacing computers.

Net cash provided by investing activities was $85,532 during the year ended December 31, 2007, which was primarily attributable to the amount of $88,767 we realized in sale of fixed assets for the period. Net cash provided by investing activities was partially offset by the amount of $3,235 we used in purchasing fixed assets. We did not incur many expenses in acquiring fixed assets during the year ended December 31, 2007.

Financing Activities

Net cash provided by financing activities was $439,722 during the year ended December 31, 2008, attributable to proceeds in the amount $439,722 from capital contribution. On December 31, 2008, the Board the Company approved the following capital increase to bring up the paid-in capital to $17,592,852, which was fully contributed by Mr. Xiaojun Zhu:

As of December 31, 2008
Capital contribution at December 31, 2007	$82,137
- cash contribution	439,722
- divident converted to capital	5,483,508
- retained earnings converted to capital	10,788,348
- surplus converted to capital	799,137

Capital contribution at December 31, 2008	$17,592,852

Future Development

In the coming future, the Company plans to acquire the use and construction right of a land of 1000 mu where the local government allocated as the land use for airport. Since the rearrangement of the city landscape, Hanzhong local government made their decision to target another piece of land as the site of airport, so that the land of 1000 mu will be available to the public and real estate developers through bidding on an auction, according to the local government’s Land Consolidation and Rehabilitation Center.

We will commence landscape design and construction after the acquisition of the land. The projects will cover the whole site of area, containing multi-layer buildings, sub-high-rise buildings high-rise buildings, and has a central garden, a children’s playground, a community center and substantial area of greenery. After the acquisition, we will also consider to build one kindergarten, and a clubhouse inside our community.

Off-Balance Sheet Arrangements

Neither us, nor any of our subsidiaries has any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on their financial condition or results of operations.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

A summary of significant accounting policies is included in Note Two to the audited consolidated financial statements for the year ended December 31, 2008. Management believes that the application of these policies on a consistent basis enables us to provide useful and reliable financial information about our Company's operating results and financial condition.

MANAGEMENT

Appointment of New Directors

Effective ten (10) days following the filing and mailing of a Schedule 14F-1, Zhengquan Wang, our President, Chief Executive Officer, Chief Financial Officer, Secretary and Director, shall resign from these positions.

The following table sets forth the name, age, and position of our new executive officer and director effective ten (10) days following the filing and mailing of a Schedule 14F-1. Executive officers are elected annually by our Board of Directors.  Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified.  Directors are elected annually by our stockholders at the annual meeting.  Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

NAME	AGE	POSITION
Xiaojun Zhu	43	President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors

A brief biography of each officer and director are more fully described in Item 5.02(c).  The information therein is hereby incorporated in this section by reference.

Currently there are no employment contracts between the Company and its officers and directors.

Family Relationships

There are no family relationships between any of our directors or executive officers and any other directors or executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers have been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Ethics

We currently do not have a code of ethics that applies to our officers, employees and directors, including our Chief Executive Officer and senior executives, however, we intend to adopt one in the near future.

Conflicts of Interest

Certain potential conflicts of interest are inherent in the relationships between our officers and directors, and us.

From time to time, one or more of our affiliates may form or hold an ownership interest in and/or manage other businesses both related and unrelated to the type of business that we own and operate.  These persons expect to continue to form, hold an ownership interest in and/or manage additional other businesses which may compete with ours with respect to operations, including financing and marketing, management time and services and potential customers.  These activities may give rise to conflicts between or among the interests of us and other businesses with which our affiliates are associated.  Our affiliates are in no way prohibited from undertaking such activities, and neither we nor our shareholders will have any right to require participation in such other activities.

Further, because we intend to transact business with some of our officers, directors and affiliates, as well as with firms in which some of our officers, directors or affiliates have a material interest, potential conflicts may arise between the respective interests of us and these related persons or entities.  We believe that such transactions will be effected on terms at least as favorable to us as those available from unrelated third parties.

With respect to transactions involving real or apparent conflicts of interest, we have adopted policies and procedures which require that: (i) the fact of the relationship or interest giving rise to the potential conflict be disclosed or known to the directors who authorize or approve the transaction prior to such authorization or approval, (ii) the transaction be approved by a majority of our disinterested outside directors, and (iii) the transaction be fair and reasonable to us at the time it is authorized or approved by our directors.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Pre-Closing

The following table sets forth certain information regarding our common stock beneficially owned, prior to the closing of the Exchange Agreement, for (i) each shareholder known to be the beneficial owner of 5% or more of our outstanding common stock, (ii) each of our officers and directors, and (iii) all executive officers and directors as a group. In general, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days. To the best of our knowledge, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted.

Common Stock
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (3)
Common Stock	Zhengquan Wang (1)	14,000,000 (2)	69.82%
Common Stock	All Directors and Officers As a Group (1 persons)	14,000,000	69.82%
(1)	Unless indicated otherwise, the address of the shareholder is 101 Xinanyao Street, Jinzhou District, Dalian, Liaoning Province, PRC 116100.
(2)	Includes 3,000,000 shares held by Xiufen Bi, 3,000,000 shares held by Qiming Wang, and 2,000,000 shares held by Yinghua Wang, Mr. Wang’s spouse, son, and daughter, respectively.
(3)	Based on 20,050,000 shares outstanding prior to the close of the Share Exchange.

Post-Closing

The following table sets forth certain information regarding our common stock beneficially owned, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding common stock, (ii) each executive officer and director, and (iii) all executive officers and directors as a group, after the closing of the Exchange Agreement. In general, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days. To the best of our knowledge, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted.

	NUMBER OF SHARES OF
	COMMON STOCK
NAME AND ADDRESS	BENEFICIALLY OWNED	PERCENTAGE OF
OF BENEFICIAL OWNERS	PERCENTAGE OF OWNERSHIP(1)	OWNERSHIP(1)

Rising Pilot, Inc.	14,000,000	69.82%
Zhengquan Wang	0	0%

Xiaojun Zhu (2)	0	0
____________________________	___________	________________
ALL OFFICERS AND DIRECTORS
AS A GROUP (1 PERSON)	0	0

(1)	Based on 20,050,000 shares outstanding prior to the close of the Share Exchange.

(2)
The Boards of Directors of each of China Agro and HGS agreed that within 30 days after the Closing of the Share Exchange, China Agro shall enter into an entrusted management agreement with the management of Shaanxi Guangsha Investment, pursuant to which China Agro will issue to Mr. Xiaojun Zhu, CEO of Shaanxi Guangsha Investment and his management team an aggregate of 25,000,000 newly issued shares of common stock of China Agro.

Executive Compensation

FDVE SUMMARY COMPENSATION TABLE

The following Executive Compensation Chart highlights the compensation for our executive officers. No other executive officers received salary and bonus in excess of $100,000 for the prior three fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)
Zhengquan Wang, CEO(1)	2008	0	0	0	0	0	0	0	0
	2007	0	0	0	0	0	0	0	0
Xiaojun Zhu (2)	2008	0	0	0	0	0	0	0	0
	2007	0	0	0	0	0	0	0	0

(1)
Pursuant to the Share Exchange, Zhengquan Wang tendered his resignation from the board of directors and from all offices held in the Company, effective ten (10) days following the filing and mailing of a Schedule 14F-1.

(2)	In connection with the Share Exchange, Xiaojun Zhu will be appointed as the sole director and officer of the Company effective ten (10) days following the filing and mailing of a Schedule 14F-1.

Employment Agreements

Currently, we have not entered into any employment agreements with our directors and officers. Each of our executive officers serves on an at-will basis.

Related Party Transactions

The Boards of Directors of each of China Agro and HGS have agreed that within 30 days after the Closing of the Share Exchange, we shall enter into an entrusted management agreement with the management of Shaanxi Guangsha Investment, pursuant to which we will issue to Mr. Xiaojun Zhu, CEO of Shaanxi Guangsha Investment and his management team an aggregate of 25,000,000 newly issued shares of common stock of China Agro.

Prior to the Share Exchange, Dalian Holding Corp., a Florida corporation and a wholly-owned subsidiary of CHAS (“Dalian Holding”) which owns all the assets of CHAS, assumed all of the liabilities and contingent liabilities of CHAS which existed prior to the Closing of the Share Exchange. Within ninety (90) days of the Closing of the Share Exchange, CHAS shall enter into a certain purchase and sale agreement with Mr. Zhengquan Wang, the Company’s CEO prior to the close of the Share Exchange, to spin out the business and operations of Dalian Holding (the “Spin-Out”) including substantially all the assets and liabilities of Dalian Holding (the “Legacy Business”).  CHAS shall be released from any and all claims whatsoever with regard to such liabilities, whether such claim is known or unknown to Dalian Holding on the date hereof.  If the Spin-Out is not closed within ninety (90) days of the Closing Date of the Share Exchange, HGS and the HGS Shareholder shall have the right to un-wind and cancel the Share Exchange Agreement, and the Exchange Shares shall be cancelled and the HGS Shares shall be returned to the HGS Shareholder.

On August 30, 2009, Mr. Zhengquan Wang, the Company’s CEO prior to the close of the Share Exchange and three other shareholders entered into an agreement to retire a total of 14,000,000 shares of common stock, $0.001 par value per share, of China Agro effective on August 30, 2009 in exchange for the exclusive right to enter into a certain purchase and sale agreement to spin out the business and operations of Dalian Holding including substantially all the assets and liabilities of Dalian Holding with CHAS.

On December 31, 2008, the Board the Company approved the following capital increase to bring up the paid-in capital to $ 17,592,852, which was primarily contributed by Mr. Zhu Xiaojun:

As of December 31, 2008
Capital Contribution at December 31, 2007	$82,137
- cash contribution	439,722
- divident converted to capital	5,483,508
- retained earnings converted to capital	10,788,348
- surplus converted to capital	799,137

Capital Contribution at December 31, 2008	$17,592,852

Description of Securities

As of August 31, 2009, our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and no shares of preferred stock.  As of August 31, 2009 and immediately after Closing, an aggregate of 20,050,000 shares of Common Stock were outstanding, including shares issued pursuant to the Closing.

Common Stock

Holders of the Common Stock are entitled to one vote for each share in the election of directors and in all other matters to be voted on by the stockholders. There is no cumulative voting in the election of directors.  Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors with respect to the Common Stock out of funds legally available therefore and, in the event of liquidation, dissolution or winding up of the Company, to share ratably in all assets remaining after payment of liabilities. The holders of Common Stock have no pre-emptive or conversion rights and is not subject to further calls or assessments.

Market for Common Equity and Related Stockholder Matters

Our Common Stock is traded on the Over-The-Counter Bulletin Board (“OTCBB”) under the symbol “CHAS.OB.”

The following table sets forth the high and low bid prices for the Company's common stock for the periods indicated as reported by the NASDAQ OTC-Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

YEAR 2008	High Bid	Low Bid
1st Quarter Ended March 31	$0.20	$0.05
2nd Quarter Ended June 30	$0.09	$0.06
3rd Quarter Ended September 30	$0.09	$0.06
4th Quarter Ended December 31	$0.09	$0.06
YEAR 2009	High Bid	Low Bid
1st Quarter Ended March 31	$0.09	$0.02
2nd Quarter Ended June 30	$0.08	$0.03

Holders

The number of holders of record of shares of our common stock is 162.

Dividends

We have never declared or paid any cash dividends on our common stock.  We do not anticipate paying any cash dividends to stockholders in the foreseeable future.  In addition, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

As noted above, our directors and shareholders had approved the 2001 Plan and the 2004 Plan but both these Plans were cancelled pursuant to the terms of the DHC merger agreement.  There were no stock or options granted under these Plans.  There have not been any other equity compensation plans approved by our Board of Directors.

Legal Proceedings

Currently there are no legal proceedings pending or threatened against us. However, from time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business.  Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

Indemnification of Officers and Directors

The Florida Business Organizations Code  provides that directors, officers, employees or agents of Florida corporations are entitled, under certain circumstances, to be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them in connection with any suit brought against them in their capacity as a director, officer, employee or agent, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. This statute provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with a derivative suit brought against them in their capacity as a director, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Our by-laws provide that we shall indemnify our officers and directors in any action, suit or proceeding unless such officer or director shall be adjudged to be derelict in his or her duties.

Changes and Disagreements with Accountants

None.

Item 3.02   Unregistered Sales of Equity Securities

Pursuant to the Exchange Agreement, on August 28, 2009, we issued 14,000,000 shares of our Common Stock to the HGS Shareholder in exchange for 100% of the outstanding shares of HGS.  Such securities were not registered under the Securities Act of 1933.  The issuance of these shares was exempt from registration, pursuant to Section 4(2) of the Securities Act of 1933.  These securities qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(a) Resignation of Directors and Officers

Effective ten (10) days following the filing and mailing of a Schedule 14F-1, Mr. Zhengquan Wang’s resignation as our sole director and officer will be effective. There were no disagreements between him and us or any officer or director of the Company.

(b) Appointment of Directors and Officers

Effective ten (10) days following the filing and mailing of a Schedule 14F-1, the following person will be appointed as our sole director and officer:

Name	Age	Position
Xiaojun Zhu	43	President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors

Xiaojun Zhu is the President, Chief Executive Officer, and Chairman, and a director, of CHAS. Mr. Zhu has earned a civil and construction engineering degree from the Chengdu University of Traditional Chinese Medicine along with a Masters of Business from Xian University of Architecture and Technology. Mr. Zhu began his entrepreneurial careering by creating a privately-run real estate company Hanzhong, Shaanxi Province in 1995. With more then 15 years experience in the real estate industry in China, Mr. Zhu hold relative abundant hand-on experience and reputation in the field of the real estate industry in China. In 2005, Mr. Zhu was honored as one of “Top 100 Management Elites in China’s Building Industry 2005” by Chinese Academy of Management Science and newspaper office of Construction in China. Mr. Zhu joined China Agro as Chairman and Chief Executive Officer in August 2009.

Family Relationships

There are no family relationships between the officers or directors of the Company.

(c) Employment Agreements of the Executive Officers

We currently did not enter into any employment agreement with our executive officers.

Item 5.03Amendments to Articles of Incorporation or Bylaws; Change in name of the Company

On August 21, 2009, pursuant to the Exchange Agreement, the Board of Directors adopted a resolution by unanimous written consent changing its name to China HGS Real Estate Inc.  We filed a Preliminary Information Statement on Schedule 14C with the SEC to furnish shareholders with notification of the name change on August 21, 2009.   We expect to file the amendment to our article of incorporation with the Secretary of State of Florida on or about September 21, 2009.

Item 9.01 Financial Statements and Exhibits

(a)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

The Unaudited Consolidated Financial Statements of HGS as of June 30, 2009 and 2008 are filed as Exhibit 99.1 to this current report and are incorporated herein by reference.

The Audited Consolidated Financial Statements of Shaanxi Guangsha Investment and Development Group Co.,Ltd. as of December 31, 2008 and 2007 are filed as Exhibit 99.2 to this current report and are incorporated herein by reference.

(b)  UNAUDITED PRO FORMA FINANCIAL INFORMATION.

The Unaudited Pro forma Financial Statements are filed as Exhibit 99.3 to this current report and are incorporated herein by reference.

(c)  SHELL COMPANY TRANSACTIONS

Not applicable.

(d)  EXHIBITS

Exhibit No.	Description
3.1	Articles of Incorporation of the Company as filed with the Secretary of State of Florida on August 31, 2001 (1)
3.2	Bylaws of the Company (1)
10.1	Share Purchase Agreement and Share Exchange by and between the Company, China HGS Investment, Inc., and Rising Pilot, Inc. dated August 21, 2009 (2)
99.1	The Unaudited Consolidated Financial Statements of China HGS Investment, Inc. as of June 30, 2009
99.2	The Audited Consolidated Financial Statements of Shaanxi Guangsha Investment and Development Group Co., Ltd. as of December 31, 2008 and 2007
99.3	The Unaudited Pro forma Financial Statements

(1) Incorporated herein by reference to the SB-2 Registration Statement filed on August 31, 2001.
(2) Incorporated herein by reference to the current report on Form 8-K filed on August 21, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 31, 2009	China Agro Sciences Corp.

/s/ Zhengquan Wang
Zhengquan Wang
Chief Executive Officer